EXHIBIT (11)

            THE QUAKER OATS COMPANY AND SUBSIDIARIES

         STATEMENT RE COMPUTATION OF PER SHARE EARNINGS

                                                     For the Nine Months Ended
                                                   September 30,   September 30,
                                                        1996            1995

Calculation of Fully Diluted Earnings Per Share

Dollars in Millions (Except Per Share Data)

Income From Continuing Operations                   $  229.8        $  771.8

Less:   Adjustments attributable to  conversion
        of ESOP Convertible Preferred Stock             (0.6)           (0.8)

Net Income Used for Fully Diluted Calculation       $  229.2        $  771.0

Shares in Thousands

Average Number of Common Shares Outstanding          135,315         134,041

Plus Dilutive Securities:

Stock Options                                          1,117           1,292

ESOP Convertible Preferred Stock                       2,460           2,604

Average Shares Outstanding Used for Fully
    Diluted Calculation                              138,892         137,937

Fully Diluted Earnings Per Share                    $   1.65        $   5.58